Exhibit 4.1

THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THIS SECURITY AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT HERETO OR THERETO UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO INNOVATION ECONOMY CORPORATION D.B.A. IECROWD THAT SUCH REGISTRATION IS NOT REQUIRED.

INNOVATION ECONOMY CORPORATION D.B.A. IECROWD

UNSECURED CONVERTIBLE PROMISSORY NOTE

Principle Amount $	Issue Date ___________________

Innovation Economy Corporation d.b.a. ieCrowd, a Delaware corporation (the “Company”), for value received, promises to pay to the order of __________________________________ or its permitted assigns (the “Holder”), the principal sum of ______________ Dollars ($________) plus simple interest at the rate of eight percent (8%) per annum, or such lesser rate of interest as may be required by applicable laws regulating the legal rate of interest, on the Maturity Date (defined below), to the extent the principal and interest have not previously been converted into common stock of the Company pursuant to Section 5 hereof.

This Note (the “Note”) is one of a series of identical eight percent (8%) unsecured, convertible promissory notes (the “Promissory Notes”) issued or to be issued as part of an Offering being conducted by the Company in the aggregate principal amount of Five Million Dollars ($5,000,000). The Promissory Notes rank equally and ratably without priority over one another.

1.          Maturity. This Note shall mature automatically and the entire outstanding principal amount, together with all interest accrued under this Note, shall be converted into shares of common stock of the Company at the Conversion Price (as defined below), on the date that is two (2) years from the Issuance Date set forth above (the “Maturity Date”), unless this Note, prior to such date, has been converted into shares of common stock of the Company pursuant to Section 5 hereof.

2.          Payment of Principal and Interest. Interest on the Promissory Notes shall accrue, beginning from the date of issuance, at an interest rate of 8% per annum (the “Interest Rate”) and shall accrue until the Promissory Notes are converted or the Maturity Date. All payments are to be made at the address of Holder set forth under Section 17(i)of this Note or at such other place as Holder designates to the Company in writing. Interest under this Note shall be computed on the basis of a 365-day year. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to ten percent (10%) (the "Default Rate"). In the event that such Event of Default is subsequently cured, the increase referred to in the preceding sentence shall cease to be effective as of the date of such cure, provided that the interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of such cure of such Event of Default.

3.          Prepayment. Subject to conversion of this Note pursuant to Section 5, this Note may be prepaid in whole or in part at any time by the Company prior to the Maturity Date, without penalty. Any prepayment shall be first applied against any accrued and unpaid interest and then to reduce the amount of principal due under this Note. In the event of a prepayment the Holder will have the right to convert the unpaid principal and accrued interest owing under this Note, in whole or in part, into fully-paid and non-assessable restricted shares of common stock of the Company at the Conversion Price (defined below), pursuant to Section 5.

4.          Waiver of Presentment. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder and shall be directly and primarily liable for the payment of all sums owing and to be owing hereunder, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

5.          Conversion of Note. This Note may be converted into restricted shares of common stock of the Company (the “Conversion Shares”) as set forth below.

(a)          Conversion by the Holder. At any time prior to the Maturity Date, the Holder shall have the right to convert the unpaid principal and accrued interest owing under this Note, in whole or in part, into fully-paid and non-assessable restricted shares of common stock of the Company at the Conversion Price (defined below). The number of such shares of common stock that Holder shall be entitled to receive, and shall receive, upon such conversion shall be determined by dividing the amount of unpaid principal and accrued interest under this Note so being converted by the Conversion Price, with interest computed as of the Voluntary Conversion Date (defined below). The Holder’s election to convert this Note, in whole or in part, shall be irrevocable.

The Holder shall exercise its right of conversion by forwarding the original Note, together with a Notice of Conversion, in the form attached hereto as Exhibit A, signed by the Holder, to the Company to notify the Company that the Holder is exercising its right to convert all or part of the unpaid principal and accrued interest due under this Note into restricted shares of common stock of the Company. The effective date of the conversion pursuant to this Section 5(a) shall be the date the Company receives the Notice of Conversion or the original Note (or if the original Note has been lost or destroyed, an affidavit of Holder certifying to such loss or destruction), whichever is later (such later date, being referred to herein as the “Voluntary Conversion Date”). Within five (5) business days of the Voluntary Conversion Date (such 5th date being referred to as the “Deadline”), the Company shall issue and deliver, or cause to be issued and delivered to the Holder, a certificate or certificates for the number of shares due to the Holder.

(b)          Conversion by the Company. If the Company conducts a Forced Conversion Event (defined below) prior to the Maturity Date, then the Company may elect to convert the unpaid principal and accrued interest owing under this Note, in whole or in part, into fully-paid and non-assessable restricted shares of common stock of the Company at the Discount Conversion Price (defined below). The number of such shares of common stock that Holder shall be entitled to receive, and shall receive, upon such conversion shall be determined by dividing the amount of unpaid principal and accrued interest under this Note so being converted by the Discount Conversion Price, with interest computed as of the Forced Conversion Date (defined below). The Company’s election to convert this Note, in whole or in part, shall be irrevocable.

The Company shall exercise its right of conversion by forwarding: (i) a Notice of Conversion, in the form attached hereto as Exhibit B, signed by the Chief Executive Officer of the Company, to the Holder, notifying the Holder that the Company is exercising its right to convert this Note into restricted shares of Common Stock of the Company and the effective date of conversion (“the Forced Conversion Date”), and (ii) the certificate for the number of shares due to the Holder. The Holder agrees to use its best efforts to return the original Note (or if the original Note has been lost or destroyed, to provide an affidavit certifying to such loss or destruction) to the Company within thirty (30) calendar days following receipt of the Notice of Conversion subject to Section 5(h), following the Forced Conversion Date, all Promissory Notes that were converted pursuant to this Section 5(b) shall be deemed void and of no further force or effect.

For purposes of this Note, a Forced Conversion Event means either: (a) a registered initial public offering of the Company’s stock (“IPO”) or (b) a transaction resulting in gross proceeds of more than $7,500,000 to the Company (“Qualifying Transaction”). Notwithstanding anything contained herein to the contrary, if the Company completes an IPO and exercises its right to convert the Note pursuant to this Section 5(b), the Note shall convert into the same security issued pursuant to the IPO.

(c)          Conversion Price. Subject to adjustment as provided below, the “Conversion Price” shall equal $0.34 per share.

(d)          Discount Conversion Price. Subject to adjustment as provided below, the “Discount Conversion Price” shall equal a 20% discount to the price of the securities issued in such transaction.

(e)          Partial Conversion. If either the Holder or Company elect to convert only a portion of the unpaid principal and accrued interest owing under this Note, the Company shall issue and deliver, or cause to be issued and delivered to the Holder, a new note of like tenor for the remaining unpaid principal and accrued interest of this Note. The Holder and the Company shall maintain records showing the principal and interest so converted and the dates of such conversions.

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(f)          Stock Certificates. Upon conversion into common stock, the Company shall issue and deliver to Holder, or to Holder’s nominee or nominees, a certificate or certificates representing the number of restricted shares of common stock to which Holder shall be entitled as a result of conversion as provided herein. The certificate shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT AND UNDER ANY APPLICABLE STATE SECURITIES LAWS UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND STATE SECURITIES LAWS IS AVAILABLE.”

(g)         Adjustments on Conversion Amount. Until the earlier of: (i) the end of the twelfth (12th) month following the Issue Date or (ii) the completion of an IPO of the Company’s common stock, the number of shares of Common Stock to be issued upon each conversion of the Holder’s Note shall be subject to adjustments as follows:

(i)          Adjustment for Stock Splits and Combinations. If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions in shares of its common stock or any other equity or equity equivalent securities payable in shares of common stock, (B) subdivides outstanding shares of common stock into a larger number of shares, (C) combines (including by way of reverse stock split) outstanding shares of common stock into a smaller number of shares, or (D) issues by reclassification of shares of the common stock any shares of capital stock of the Company, then the Conversion Price or Discount Conversion Price, whichever the case may be, shall be multiplied by a fraction of which the numerator shall be the number of shares of common stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of common stock outstanding after such event. Any adjustment made pursuant to this section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re classification.

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(ii)           Adjustment Upon Issuance of Shares of Common Stock. If and whenever on or after the Issue Date, the Company issues or sells, or in accordance with this Section 5 is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “Dilutive Issuance Price”) that is less than a price equal to the Conversion Price in effect immediately prior to such issue or sale or deemed issuance or sale (the “Applicable Exercise Price”) (the foregoing, a “Dilutive Issuance”), then immediately following such Dilutive Issuance, the Applicable Exercise Price then in effect shall be reduced to the Adjusted Price (as hereinafter defined). For purposes of this Note, the term "Adjusted Price" means the price determined by multiplying the Exercise Price in effect immediately prior to the Dilutive Issuance by a fraction, (A) the numerator of which is an amount equal to the sum of (x) the number of shares of Common Stock actually outstanding immediately prior to the Dilutive Issuance, plus (y) the quotient of the aggregate consideration, calculated as set forth in Section 5(g)(vi) hereof, received by the Company upon such Dilutive Issuance divided by the Exercise Price in effect immediately prior to the Dilutive Issuance, and (B) the denominator of which is the Common Stock Deemed Outstanding (as defined below) immediately after the Dilutive Issuance; provided that only one adjustment will be made for each Dilutive Issuance.  The term “Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (i) pursuant to this Section 5(g), the maximum total number of shares of Common Stock issuable upon the exercise of Options, as of the date of such issuance or grant of such Options, if any, and (ii) pursuant to this Section 5(g), the maximum total number of shares of Common Stock issuable upon conversion or exchange of securities or rights directly or indirectly convertible into or exercisable or exchangeable, or rights that entitle the holders of common stock to purchase, common stock (hereinafter referred to as “Common Stock Equivalents”), as of the date of issuance of such Common Stock Equivalents, if any.  No adjustment to the Conversion Price shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment. For all purposes of the foregoing (including, without limitation, determining the reduced Conversion Price and consideration per share under this Section 5(g)), the following shall be applicable:

(1)          Issuance of Options. If the Company in any manner grants any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Common Stock Equivalents issuable upon exercise of any such Option is less than the Applicable Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 5(g)(ii)(1), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Common Stock Equivalents issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock or of such Common Stock Equivalents upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents.

(2)          Issuance of Common Stock Equivalents. If the Company in any manner issues or sells any Common Stock Equivalents and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Conversion Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Common Stock Equivalents for such price per share. For the purposes of this Section 5(g)(ii)(2), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security less any consideration paid or payable by the Company with respect to such one share of Common Stock upon the issuance or sale of such Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Conversion Price or number of Conversion Shares shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Common Stock Equivalents, and if any such issue or sale of such Common Stock Equivalents is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 5(g), no further adjustment of the Conversion Price or number of Conversion Shares shall be made by reason of such issue or sale.

(3)          Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Common Stock Equivalents, or the rate at which any Common Stock Equivalents are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price and the number of Conversion Shares in effect at the time of such increase or decrease shall be adjusted to the Conversion Price and the number of Conversion Shares which would have been in effect at such time had such Options or Common Stock Equivalents provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 5(g)(ii)(3), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Note are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 5(g) shall be made if such adjustment would result in an increase of the Conversion Price then in effect or a decrease in the number of Conversion Shares.

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(4)           Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued at the Options’ exercise price ( the “Option Value”) of such Options and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company less any consideration paid or payable by the Company pursuant to the terms of such other securities of the Company, less (II) the Option Value. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Common Stock Equivalents are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such security on the date of receipt. If any shares of Common Stock, Options or Common Stock Equivalents are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Common Stock Equivalents, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and a majority of the outstanding Notes (the “Required Holders”). If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days (as defined below) after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company. For purposes of this Note, “Trading Day” means, as applicable, (x) with respect to all price determinations relating to the common stock, any day on which the common stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the common stock, then on the principal securities exchange or securities market on which the common stock is then traded, provided that “Trading Day” shall not include any day on which the common stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the common stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Holder or (y) with respect to all determinations other than price determinations relating to the common stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

(5)          Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Common Stock Equivalents or (B) to subscribe for or purchase shares of Common Stock, Options or Common Stock Equivalents, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

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(6)           Exceptions to Adjustment of Conversion Price.  No adjustment to the Conversion Price will be made (i) upon the issuance of shares of Common Stock or options or warrants to purchase Common Stock to directors, officers or employees of the Company in their capacity as such pursuant to any stock or option plan duly adopted by the Board of Directors of the Company (an "Approved Stock Plan"), provided that the exercise price of any such options is not lowered, none of such options are amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are otherwise materially changed in any manner that adversely affects the Note Holder or any of the holders of the other Promissory Notes (the "Other Holders"); (ii) shares of Common Stock issued upon the conversion or exercise of Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the Issue Date, provided that the conversion or exercise (as the case may be) of any such Convertible Security is made solely pursuant to the conversion or exercise (as the case may be) provisions of such Convertible Security that were in effect on the date immediately prior to the Issue Date, the conversion or exercise price of any such Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered, none of such Common Stock Equivalents are (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) (nor is any provision of any such Common Stock Equivalents) amended or waived in any manner (whether by the Company or the holder thereof) to increase the number of shares issuable thereunder and none of the terms or conditions of any such Common Stock Equivalents (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed or waived (whether by the Company or the holder thereof) in any manner that adversely affects the Note Holder or any of the Other Holders; (iii) upon the issuance of the Promissory Notes; (iv) upon the issuance of any Shares underlying any of the Promissory Notes at the Discount Conversion Price pursuant to a Forced Conversion Event; (v) upon the issuance of any warrants or the shares of common stock underlying such warrants issued to the Placement Agent; (x) upon the issuance of shares of Common Stock in connection with mergers, acquisitions, strategic licensing arrangements, strategic business partnerships or joint ventures, in each case with non-affiliated third parties and otherwise on an arm’s-length basis, the purpose of which is not to raise additional capital; (xi) upon the issuance of shares of common stock in a public offering of the Company’s common stock; (xii) upon the issuance of any shares of common stock pursuant to a contractual agreement validly in effect and enforceable against the Company with an effective date prior to July 14, 2014; and (xiii) any Notes that remain outstanding due to section 5(h) will not be eligible for adjustment subsequent to a Forced Conversion Event. Notwithstanding the foregoing, and except for shares issued pursuant to clause (xi) above, any Common Stock issued or issuable to raise capital for the Company or its Subsidiaries, directly or indirectly, in connection with any transaction contemplated by clause (x) above, including, without limitation, securities issued in one or more related transactions or that result in similar economic consequences, shall not constitute Excluded Securities.

(iii)          Notice of Adjustment. Promptly after adjustment of the Conversion Price or any increase or decrease in the number of shares purchasable upon the conversion of the Note, the Company shall give written notice in accordance with Section 17(i). The notice shall be signed by an authorized officer of the Company and shall state the effective date of the adjustment and the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon any conversion of the Note, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(iv)          Other Notices. In the event that the Company shall propose at any time: (a) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities (including, without limitation, pursuant to a split or subdivision of the outstanding shares of capital stock); (b) to effect any reclassification or recapitalization of its capital stock outstanding involving a change in the capital stock; or (c) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to the Note Holder notice of such transaction:

(1)          at least five (5) business days’ prior written notice in accordance with Section 17(i) of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holder of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in (iv)(b) and (iv)(c) above; and

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(2)          in the case of the matters referred to in (iv)(b) and (iv)(c) above, written notice of such impending transaction not later than ten (10) business days’ prior to any shareholders’ meeting called to approve such transaction, or ten (10) business days’ prior to the closing of such transaction, whichever is earlier, and shall also notify the Note Holder in writing in accordance with Section 17(i) of the final approval of such transaction by the stockholders of the Company (if such approval is required). The first of such notices shall describe the terms and conditions of the impending transaction that are material to a holder of Common Stock (as determined by the Board of Directors of the Company (the “Board”) in good faith) and specify the date on which a holder of Common Stock shall be entitled to exchange his, her or its Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holder prompt notice of any changes in such terms or conditions that are material to a holder of Common Stock (as determined by the Board in good faith). The Company acknowledges that any record date must be set at a date that would permit the Note Holder effectively to exercise its rights hereunder.

(h)          Conversion Limit. Notwithstanding anything to the contrary set forth in this Note, at no time may a Holder of this Note convert this Note into Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would result in such Holder, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of such Holder, or any other persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) and Section 16 of the 1934 Act, beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) in excess of 9.99% of the Company’s then issued and outstanding shares of Common Stock.

(i)          Effect of Conversion. Upon conversion of this Note in full in the manner provided by this Section 5, this Note shall be deemed fully satisfied and cancelled.

(j)          Authorized Shares. The Company covenants that while the Promissory Notes are outstanding, the Company will reserve from its authorized and unissued common stock, free from preemptive rights, to provide for the issuance of 100% of the number of shares of common stock upon the full conversion of the Promissory Notes (the “Reserved Amount”). If the Company shall issue any securities or make any change to its capital structure which would change the number of shares of Common Stock into which the Notes shall be convertible at the then current Conversion Price, the Company shall at the same time make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes. The Company (i) acknowledges that it has irrevocably authorized by its Board of Directors to issue certificates for the common stock issuable upon conversion of the Holder’s Note, and (ii) agrees that its issuance of the Holder’s Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of common stock in accordance with the terms and conditions of the Holder’s Note.

(k)          Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to the Holder by the Deadline, a certificate for the number of shares of common stock to which the Holder is entitled and register such shares of common stock on the Company’s share register or to credit the Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to the Holder, (1) the Company shall pay in cash to the Holder on each Trading Day after such third (3rd) Trading Day that the issuance of such shares of Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on a timely basis and to which the Holder is entitled multiplied by (B) the Closing Sale Price of the Common Stock on the Trading Day immediately preceding the last possible date which the Company could have issued such shares of Common Stock to the Holder without violating Section 5(h) and (2) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any portion of this Note that has not been converted pursuant to such Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 5(k) or otherwise. For purposes of this Note, "Closing Sale Price” means, for any security as of any date, the last closing bid price and last trade price, respectively, for such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group, Inc. (formerly Pink Sheets LLC). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, then the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 13. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

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(l)          Disputes. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 13.

6.          No Rights as Stockholder. This Note does not entitle Holder to voting rights or any other right as a shareholder of the Company prior to the conversion hereof.

7.          Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

a.           Notice, written or oral, to any holder of the Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Promissory Notes into shares of Common Stock that is tendered in accordance with the provisions of the Promissory Notes;

b.           At any time following the tenth (10th) consecutive Trading Day that the Reserved Amount is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note (without regard to any limitations on conversion set forth in Section 5(h) or otherwise);

c.           The Company defaults in the performance of or compliance with its obligations under this Note or the Subscription Agreement and such default has not been cured for thirty (30) days after written notice of default is given to the Company;

d.           Any representation or warranty made by or on behalf of the Company or the Holder in this Note, or the Subscription Agreement proves to have been false or incorrect in any material respect on the date as of which made, and such condition has not been cured for sixty (60) Business Days after written notice of default is given to the other party;

e.           The Company (i) admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing;

f.            A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against such party and such petition shall not be dismissed within six (6) months; or,

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g.          A final judgment or judgments for the payment of money in excess of (U.S.) $600,000 are rendered against the Company, which judgments are not, within six (6) months after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within six (6) months after the expiration of such stay.

8.          Remedies Following An Event Of Default. Upon occurrence of an Event of Default defined in subsection (a) to (g) of Section 7, this Note and all accrued Interest to the date of such default shall, at the option of the Holder, and following any applicable cure period shall immediately become due and payable without presentment, protest or notice of any kind, all of which are waived by the Company.

9.          Vote To Issue, Or Change The Terms Of, Notes. The written consent of a majority of the Holders shall be required for any change or amendment to any of the Notes, unless the change shall only effect the Holder and the Company shall have offered such change to all holders of Notes, in which case only the consent of the Holder is required.

10.        Transfer. This Note and any shares of Common Stock issued upon conversion of this Note may not be offered, sold, assigned or transferred by the Holder without the consent of the Company.

11.         Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note

12.        Payment Of Collection, Enforcement And Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

13.        Dispute Resolution.  In the case of a dispute as to the arithmetic calculation of the Conversion Price or number of Conversion Shares to be issued (the “Conversion Amount”), the Company shall submit the disputed determinations or arithmetic calculations via facsimile within one (1) Business Day of receipt, or deemed receipt, of the Conversion Notice or other event giving rise to such dispute, as the case may be, to the Holder.  If the Holder and the Company are unable to agree upon such determination or calculation within one (1) Business Day of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile the disputed arithmetic calculation of the Conversion Price or Conversion Amount to the Company’s independent, outside accountant.  The Company shall cause the accountant to perform the determinations or calculations and notify the Company and the Holder of the results no later than five (5) Business Days from the time it receives the disputed determinations or calculations. Such accountant’s determination or calculation shall be binding upon all parties absent demonstrable error.  The party whose calculation is furthest from the accountant’s determination or calculation, shall be obligated to pay the fees and expenses of such accountant.

14.        Loss, Theft or Destruction of Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft or destruction of this Note and of indemnity or security reasonably satisfactory to the Company, the Company shall make and deliver a new Note that shall carry the same rights to interest (unpaid and to accrue) carried by this Note, stating that such Note is issued in replacement of this Note, dated as of the original date of issuance of this Note (and any successor hereto), in lieu of this Note.

15.        Cancellation.  After this Note has been converted or all Principal and other amounts at any time owed on this Note have been paid in full this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

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16.          Severability. Every provision of this Note is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the balance of the terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

17.          Miscellaneous.

(a)          No Fractional Units or Scrip. No fractional shares or scrip representing fractional units shall be issued upon the conversion of this Note. In lieu of any fractional shares to which Holder otherwise would be entitled, the Company shall round up to the nearest whole share.

(b)          Governing Law and Jurisdiction. The terms and provisions hereof shall be construed in accordance with and governed by the laws of the State of Delaware. Any dispute which may arise between the parties arising out of or in connection with this Note shall be adjudicated before a court of competent jurisdiction in the State of California located in Riverside, California and they hereby submit to the exclusive jurisdiction of the courts of the State of California located in Riverside, California with respect to any action or legal proceeding commenced by any party and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum.

(c)          Compliance With Usury Laws. The Company and Holder intend to comply with all applicable usury laws. In fulfilling this intention, all agreements between the Company and Holder are expressly limited so that the amount of interest paid or agreed to be paid to Holder for the use, forbearance, or detention of money under this Note shall not exceed the maximum amount permissible under applicable law.

If for any reason payment of any amount required under this Note shall be prohibited by law, then the obligation shall be reduced to the maximum allowable by law. If for any reason Holder receives as interest an amount that would exceed the highest lawful rate, then the amount which would constitute excessive interest shall be applied to the reduction of the principal of this Note and not to the payment of interest. If any conflict arises between this provision and any provision of any other agreement between the Company and Holder, then this provision shall control.

(d)          Legal Representation. Holder agrees and represents that such party has been represented by such party's own legal counsel with regard to all aspects of this Note, or if such party is acting without legal counsel, that such party has had adequate opportunity and has been encouraged to seek the advice of such party's own legal counsel prior to the execution of this Note.

(e)          Restrictions. Holder acknowledges that all shares of common stock acquired upon the conversion of this Note shall be subject to restrictions on resale imposed by state and federal securities laws.

(f)          Assignment. Subject to restrictions on resale imposed by state and federal securities laws, Holder may assign this Note or any of the rights, interests or obligations hereunder, by operation of law or otherwise, in whole or in part, to any person or entity so long as such assignee agrees to be bound by the terms and conditions of the agreement (including the representations and warranties of the Holder therein). Effective upon any such assignment, the person or entity to whom such rights, interests and obligations are assigned shall have and exercise all of Holder’s rights, interests and obligations hereunder as if such person or entity were the original Holder of this Note.

(g)          Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any Person as the drafter hereof.  The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(h)           Failure Or Indulgence Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

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(i)          Notices. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Note shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), or (iii) if delivered by facsimile or electronic transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 17(i)), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be addressed to the parties hereto as follows:

To the Company:	Innovation Economy Corporation d.b.a. ieCrowd
The Innovation Center
1650 Spruce Street, Suite 500, Riverside, CA 92507 Attention: Amro Albanna, Chief Executive Officer
Fax Number: 951.846.1755
Email: aalbanna@iecrowd.com

To Holder:	At the address set forth on the signature page hereto or at such other place as Holder designates to the Company in writing

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Innovation Economy Corporation d.b.a. ieCrowd has caused this Unsecured Convertible Promissory Note to be executed by its officer thereunto duly authorized.

The “Company”

INNOVATION ECONOMY CORPORATION D.B.A. IECROWD
A Delaware corporation

	By:	Amro Albanna
	Its:	Chief Executive Officer

Accepted and Agreed to:	“Holder”

/s/

Address:

Email:

Fax Number:

The Holder has executed a Subscription Agreement with the Company which provides, among other things, that by executing the Subscription Agreement, the Holder is deemed to have executed this Note.

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EXHIBIT A

NOTICE OF CONVERSION BY HOLDER

Innovation Economy Corporation d.b.a. ieCrowd

Attn: Amro Albanna

The Innovation Center

1650 Spruce Street, Suite 500

Riverside, CA 92507

This Notice (the “Notice”) is being provided to inform Innovation Economy Corporation d.b.a. ieCrowd, a Delaware corporation (the “Company”), that the undersigned (the “Holder”) irrevocably elects to convert the unpaid principal and accrued interest set forth below owed by the Company under the Unsecured Convertible Promissory Note dated July ___, 2014 (the “Note”), into restricted shares of common stock of the Company as provided in Section 5 of the Note. The conversion shall be effective as of the Voluntary Conversion Date, as defined in the Note.

The number of restricted shares of common stock of the Company to which the Holder shall be entitled to receive shall be determined by dividing (i) the amount of unpaid principal and accrued interest that the Holder hereby elects to convert, as set forth below, by (ii) the Conversion Price as provided in Section 5 of the Note. The Holder shall receive a stock certificate of Innovation Economy Corporation d.b.a. ieCrowd, representing the number of restricted shares of common stock due to the Holder upon conversion.

Effective as of the Voluntary Conversion Date, subject to the Company’s receipt of the original Note, the Note is cancelled and terminated only as to the amount of principal and accrued interest set forth below. If the Holder has elected to convert only a portion of the unpaid principal and accrued interest due under the Note, the Company shall issue and deliver, or cause to be issued and delivered to the Holder, a new note of like tenor for the remaining unpaid principal and accrued interest of the Note.

Date:________________
Signature

Print Name

Address:

Principal to be converted: $______________________________
Accrued interest to be converted: $________________________
Conversion Price: $____________________________________
Number of Shares of Common Stock to be Issued upon Conversion: __________________________________________

EXHIBIT B

NOTICE OF CONVERSION BY COMPANY

__________________________

__________________________

__________________________

__________________________

__________________________

This Notice (the “Notice”) is being provided to inform you that Innovation Economy Corporation d.b.a. ieCrowd, a Delaware corporation (the “Company”), has completed a Forced Conversion Event, as such term is defined in the Unsecured Convertible Promissory Note dated July ___, 2014 (the “Note”), and has irrevocably elected (the “Forced Conversion Decision”) to convert the amount of unpaid principal and accrued interest set forth below owing to you under the Note into restricted shares of common stock of the Company as provided in Section 5 of the Note. The conversion shall be effective as of the date written below (the “Forced Conversion Date”).

Upon your receipt of this Notice, please surrender the original Note to the Company within the next thirty (30) days (or if the original Note has been lost or destroyed, please provide an affidavit certifying to such loss or destruction).

As a result of the Forced Conversion Decision, enclosed herein is a stock certificate of Innovation Economy Corporation d.b.a. ieCrowd, representing the number of restricted shares of common stock due to you as a result thereof. The Company calculated the number of restricted shares of common stock of the Company to which you are entitled to receive by dividing (i) the amount of unpaid principal and accrued interest that the Company hereby elects to convert, as set forth below, by (ii) the Discount Conversion Price, as provided in Section 5 of the Note.

Following the Forced Conversion Date, the Note shall be cancelled and terminated only as to the amount of principal and accrued interest set forth below. If the Company has elected to convert only a portion of the unpaid principal and accrued interest due under the Note, the Company shall issue and deliver, or cause to be issued and delivered to you, a new note of like tenor for the remaining unpaid principal and accrued interest of the Note.

Date:________________
By: Amro Albanna Title: Chief Executive Officer

Principal to be converted: $______________________________
Accrued interest to be converted: $________________________
Discount Conversion Price: $____________________________
Number of Shares of Common Stock to be Issued upon Conversion: __________________________________________